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                                                                  EXHIBIT (5)(c)

                      ADDENDUM NO. 2 TO ADVISORY AGREEMENT

         This Addendum, dated as of the 7th day of September, 1988, is entered into between TRUST FOR FEDERAL SECURITIES (the "Company"), a Pennsylvania business trust, and PROVIDENT INSTITUTIONAL MANAGEMENT CORPORATION ("PIMC"), a Delaware corporation.

         WHEREAS, the Company and PIMC have entered into an Advisory Agreement dated March 11, 1987, as supplemented by Addendum No. 1 to Advisory Agreement dated as of June 30, 1988 (the "Advisory Agreement"), pursuant to which the Company appointed PIMC to act as investment adviser to the Company for its FedFund portfolio ("FedFund"), its T-Fund portfolio, ("T-Fund") and its ShortFed Fund (now, by change of name, "Short Government Fund") portfolio ("ShortFed Fund") and its Treasury Trust Fund portfolio ("Treasury Trust Fund"); and

         WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Company establishes one or more additional investment portfolios with respect to which it desires to retain PIMC to act as the investment adviser under the Advisory Agreement, the Company shall so notify PIMC in writing and if PIMC is willing to render such services it shall notify the Company in writing, and the compensation to be paid to PIMC shall be that which is agreed to in writing by the Company and PIMC; and

         WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Company has notified PIMC that it has established the Intermediate Government Fund portfolio ("InterFed Fund") and the Long Government Fund portfolio ("LongFed Fund") and that it desires to retain PIMC to act as the investment adviser therefor, and PIMC has notified the Company that it is willing to serve as investment adviser for InterFed Fund and LongFed Fund.

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Appointment. The Company hereby appoints PIMC to act as investment adviser to the Company for InterFed Fund and LongFed Fund for the period and on the terms set forth in the Advisory Agreement. PIMC hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement, for the compensation herein provided.

         2.    Compensation.

               (a) For the services provided and the expenses assumed pursuant to the Advisory Agreement with respect to InterFed Fund,
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the Company will pay PIMC from the assets belonging to InterFed Fund and PIMC will accept as full compensation therefor a fee, computed daily and payable monthly, of an annual rate of .20% of the average net assets of InterFed Fund.

               (b) For the services provided and the expenses assumed pursuant to the Advisory Agreement with respect to LongFed Fund, the Company will pay PIMC from the assets belonging to LongFed Fund and PIMC will accept as full compensation therefor a fee, computed daily and payable monthly, of an annual rate of .20% of the average net assets LongFed Fund.

         3. Capitalized Terms. From and after the date hereof, the term "Portfolios" as used in the Advisory Agreement shall be deemed to include InterFed Fund and LongFed Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

         4. Miscellaneous. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as supplemented hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

                                               TRUST FOR FEDERAL SECURITIES

                                               By:
                                               ---------------------------------
                                               Title: Vice President & Treasurer

                                               PROVIDENT INSTITUTIONAL
                                               MANAGEMENT CORPORATION

                                               By:
                                                  ------------------------------
                                                  Title: President



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